Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO SHANGHAI TAIWAN BOSTON HOUSTON LOS ANGELES HANOI HO CHI MINH CITY	FIRM and AFFILIATE OFFICES www.duanemorris.com	ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR OMAN A GCC REPRESENTATIVE OFFICE OF DUANE MORRIS ALLIANCES IN MEXICO AND SRI LANKA

June 19, 2017

Four Springs Capital Trust 1901 Main Street Lake Como, New Jersey 07719

Re:                             Registration Statement on Form S-11

Ladies and Gentlemen:

We are acting as counsel to Four Springs Capital Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-11 (File No. 333-218205), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of up to 6,440,000 shares (the “Shares”) of the Company’s common shares of beneficial interest, $0.001 par value per share (the “Common Shares”). All of the Shares are to be sold pursuant to the Underwriting Agreement among the Company, Four Springs Operating Partnership, LP, and RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc., as representatives of the several underwriters named therein (the “Underwriting Agreement”) filed as Exhibit 1.1 to the Registration Statement.

For purposes of rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.             The Registration Statement;

2.             The Declaration of Trust, as amended, corrected and supplemented, of the Company (the “Declaration”), certified as of June 17, 2017 by the State of Maryland Department of Assessments and Taxation (“SDAT”);

3.             The Bylaws of the Company, certified as of the date hereof by the Secretary of the Company (the “Bylaws”);

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4.             Resolutions adopted by the Board of Trustees of the Company relating to, among other things, the registration, sale and issuance of the Shares, certified as of the date hereof by the Secretary of the Company (the “Resolutions”);

5.             A certificate of SDAT as to the good standing of the Company, dated June 17, 2017; and

6.             A Certificate of Secretary executed by the Secretary of the Company, dated as of the date hereof attesting to, among other matters: (a) the absence of any amendment to the Declaration, or of any proceedings therefor, since the date of the certification referred in Item 2 above; (b) the Bylaws; and (c) the Resolutions (the “Certificate”).

In such examination, and prior to our expressing any opinions, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all Documents submitted to us as originals, (iv) the conformity to original documents of all Documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents (v) there has been no oral or written modification or amendment to the Documents, and (vi) that all records and other information made available to us by the Company on which we have relied are complete in all material respects.  As to all questions of fact material to these opinions, we have relied solely upon the Certificate or comparable documents, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

In expressing the opinions set forth below, we have further assumed the following:

(a)           the Shares will not be issued in violation of any ownership limit or restriction contained in the Declaration; and

(b)           upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Declaration.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.             The Company is a real estate investment trust duly formed and existing under the laws of the State of Maryland and is in good standing.

2.             The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions and the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Duane Morris LLP